                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT

                            concerning the stock of

                              H. H. CUTLER COMPANY

                                  by and among

                                V.F. CORPORATION


                                    as Buyer

                                      and

                              THE SHAREHOLDERS OF
                              H. H. CUTLER COMPANY

                                   as Sellers




                                October 12, 1993

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1  SALE AND PURCHASE OF STOCK   . . . . . . . . . . . . . . . .    1

    Section 1.1.  Agreement to Sell and Purchase Stock    . . . . . . .    1
    Section 1.2.  Purchase Price; Payment   . . . . . . . . . . . . . .    1
    Section 1.3.  Bank Deposit    . . . . . . . . . . . . . . . . . . .    1

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . .    2

    Section 2.1.  Disclosure Schedule   . . . . . . . . . . . . . . . .    2
    Section 2.2.  Organization and Standing of the Company  . . . . . .    2
    Section 2.3.  Capitalization of the Company   . . . . . . . . . . .    2
    Section 2.4.  Subsidiaries of the Company; Other Ventures   . . . .    3
    Section 2.5.  Organization and Standing of the Subsidiaries   . . .    3
    Section 2.6.  Capitalization of the Subsidiaries    . . . . . . . .    3
    Section 2.7.  Ownership of the Stock and the Subsidiaries'
                  Stock   . . . . . . . . . . . . . . . . . . . . . . .    4
    Section 2.8.  Authorization and Enforceability    . . . . . . . . .    4
    Section 2.9.  Financial Statements    . . . . . . . . . . . . . . .    4
    Section 2.10. Taxes   . . . . . . . . . . . . . . . . . . . . . . .    5
    Section 2.11. Absence of Undisclosed Liabilities    . . . . . . . .    5
    Section 2.12. Absence of Certain Changes or Events  . . . . . . . .    6
    Section 2.13. Employees; Benefit Plans    . . . . . . . . . . . . .    7
    Section 2.14. Owned and Leased Real Property    . . . . . . . . . .    8
    Section 2.15. Owned and Leased Personal Property    . . . . . . . .    8
    Section 2.16. Intangible Property   . . . . . . . . . . . . . . . .    8
    Section 2.17. Litigation    . . . . . . . . . . . . . . . . . . . .    9
    Section 2.18. Contracts   . . . . . . . . . . . . . . . . . . . . .    9
    Section 2.19. Insurance   . . . . . . . . . . . . . . . . . . . . .   10
    Section 2.20. Bank Accounts   . . . . . . . . . . . . . . . . . . .   10
    Section 2.21. Permits and Licenses; Compliance with Law and Other
                  Regulations   . . . . . . . . . . . . . . . . . . . .   10
    Section 2.22. Customers and Suppliers   . . . . . . . . . . . . . .   10
    Section 2.23. Brokers' Fees   . . . . . . . . . . . . . . . . . . .   10
    Section 2.24. Environmental Compliance    . . . . . . . . . . . . .   11
    Section 2.25. Financial Projections   . . . . . . . . . . . . . . .   12
    Section 2.26. Full Disclosure   . . . . . . . . . . . . . . . . . .   12


ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . .  12

    Section 3.1.  Organization and Standing of Buyer    . . . . . . . . .  12
    Section 3.2.  Authorization and Enforceability    . . . . . . . . . .  12
    Section 3.3.  Brokers' Fees   . . . . . . . . . . . . . . . . . . . .  13
    Section 3.4.  Investment Intent   . . . . . . . . . . . . . . . . . .  13
    Section 3.5.  Full Disclosure   . . . . . . . . . . . . . . . . . . .  13

ARTICLE 4  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

    Section 4.1.  Closing   . . . . . . . . . . . . . . . . . . . . . . .  13
    Section 4.2.  Obligations of Sellers    . . . . . . . . . . . . . . .  13
    Section 4.3.  Obligations of Buyer    . . . . . . . . . . . . . . . .  14
    Section 4.4.  Further Documents or Necessary Action . . . . . . . . .  14

ARTICLE 5  COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . .  14

    Section 5.1.  Conduct of Business Pending the Closing . . . . . . . .  14
    Section 5.2.  Access By Buyer; Confidentiality    . . . . . . . . . .  15
    Section 5.3.  Notice of Breach or Failure of Condition  . . . . . . .  15
    Section 5.4.  Best Efforts    . . . . . . . . . . . . . . . . . . . .  15
    Section 5.5.  Certain Compensation and Contract Buy-Outs. . . . . . .  15

    Section 5.6.  Non-Competition Agreements  . . . . . . . . . . . . . .  16
    Section 5.7.  Life Insurance Policies; Automobiles  . . . . . . . . .  16

ARTICLE 6  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER   . . . . . . . .  17

    Section 6.1.  Representations and Warranties True at Closing    . . .  17
    Section 6.2.  Performance   . . . . . . . . . . . . . . . . . . . . .  17
    Section 6.3.  No Adverse Changes    . . . . . . . . . . . . . . . . .  17
    Section 6.4.  Litigation    . . . . . . . . . . . . . . . . . . . . .  17
    Section 6.5.  Necessary Consents    . . . . . . . . . . . . . . . . .  17
    Section 6.6.  Certificate   . . . . . . . . . . . . . . . . . . . . .  18
    Section 6.7.  Opinion of Counsel    . . . . . . . . . . . . . . . . .  18
    Section 6.8.  Removal of Title Objections   . . . . . . . . . . . . .  18
    Section 6.9.  Consents    . . . . . . . . . . . . . . . . . . . . . .  18
    Section 6.10. Termination of Employment Contracts   . . . . . . . . .  18
    Section 6.11. Employment/Non-Competition Agreements   . . . . . . . .  18
    Section 6.12. Closing Date Interest-Bearing Indebtedness. . . . . . .  19


ARTICLE 7  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS . . . . . . . .  19

    Section 7.1.  Representations and Warranties True at Closing    . . .  19
    Section 7.2.  Performance   . . . . . . . . . . . . . . . . . . . . .  19
    Section 7.3.  Necessary Consents    . . . . . . . . . . . . . . . . .  19
    Section 7.4.  Certificate   . . . . . . . . . . . . . . . . . . . . .  19
    Section 7.5.  Opinion of Counsel    . . . . . . . . . . . . . . . . .  20


    Section 7.6.  Employment Agreement    . . . . . . . . . . . . . . . .  20
    Section 7.7.  Receipt of Payments   . . . . . . . . . . . . . . . . .  20

ARTICLE 8  INDEMNIFICATION AND RELATED MATTERS  . . . . . . . . . . . . .  20

    Section 8.1.  Survival of Representations and Warranties. . . . . . .  20

    Section 8.2.  Indemnification by Sellers    . . . . . . . . . . . . .  20
    Section 8.3.  Indemnification by Buyer    . . . . . . . . . . . . . .  22
    Section 8.4.  Third Party Claims    . . . . . . . . . . . . . . . . .  23

ARTICLE 9  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  24

    Section 9.1.  Termination by Mutual Consent   . . . . . . . . . . . .  24
    Section 9.2.  Termination Upon Breach or Default    . . . . . . . . .  24
    Section 9.3.  Termination Based Upon Failure of Conditions  . . . . .  24
    Section 9.4.  Final Expiration    . . . . . . . . . . . . . . . . . .  24

ARTICLE 10  DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 11  GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . .  27

    Section 11.1.  Entire Agreement   . . . . . . . . . . . . . . . . . .  27
    Section 11.2.  Binding Effect; Benefits; Assignment . . . . . . . . .  27
    Section 11.3.  Construction   . . . . . . . . . . . . . . . . . . . .  27
    Section 11.4.  Amendment and Waiver   . . . . . . . . . . . . . . . .  27
    Section 11.5.  Governing Law    . . . . . . . . . . . . . . . . . . .  27
    Section 11.6.  Public Disclosure    . . . . . . . . . . . . . . . . .  28
    Section 11.7.  Notices    . . . . . . . . . . . . . . . . . . . . . .  28
    Section 11.8.  Counterparts   . . . . . . . . . . . . . . . . . . . .  29
    Section 11.9.  Expenses   . . . . . . . . . . . . . . . . . . . . . .  29



EXHIBITS
- --------

Exhibit A - Allocation of Purchase Price


DISCLOSURE SCHEDULES
- ---------- ---------

Schedule 1 - Organization and Standing of the Company
Schedule 2 - Organization and Standing of the Subsidiaries
Schedule 3 - Authorization and Enforceability
Schedule 4 - Financial Statements
Schedule 5 - Taxes
Schedule 6 - Absence of Certain Changes or Events
Schedule 7 - Employees; Benefit Plans
Schedule 8 - Owned and Leased Real Property

Schedule 9 - Owned and Leased Personal Property
Schedule 10 - Intangible Property
Schedule 11 - Litigation
Schedule 12 - Contracts
Schedule 13 - Insurance
Schedule 14 - Bank Accounts
Schedule 15 - Permits and Licenses; Compliance with Law and Other Regulations
Schedule 16 - Customers and Suppliers
Schedule 17 - Environmental Compliance
Schedule 18 - Financial Projections

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 12th day of October, 1993, by and among V.F. CORPORATION, a Pennsylvania corporation ("Buyer"), and each of the shareholders of H. H. Cutler Company, a Michigan corporation, as identified on Exhibit A to this Agreement (collectively, "Sellers").


                                    PREAMBLE

     Sellers own collectively, beneficially and of record, all of the issued and outstanding shares of capital stock of H. H. Cutler Company, a Michigan corporation (the "Company"). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company in accordance with the terms and subject to the conditions set forth in this Agreement.

     ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:


                                   ARTICLE 1

                           SALE AND PURCHASE OF STOCK

     Section 1.1. Agreement to Sell and Purchase Stock. On the terms and subject to the conditions of this Agreement, Sellers agree to sell to Buyer and Buyer agrees to purchase from Sellers all of the outstanding shares of capital stock of the Company, which consist of one hundred ninety-six thousand eight hundred (196,800) shares of common stock, One Dollar ($1) par value per share, ninety-eight thousand four hundred (98,400) shares of voting preferred stock, Ten Dollars ($10) par value per share, and four hundred ninety-two thousand (492,000) shares of non-voting preferred stock, Ten Dollars ($10) par value per share (collectively, the "Stock").

     Section 1.2. Purchase Price; Payment. The purchase price to be paid by Buyer to Sellers for the Stock shall be One Hundred and Three Million Four Hundred Fifty Thousand Dollars ($103,450,000), plus the Income (as defined in
Section 1.3 below) (the "Purchase Price") and shall be paid at Closing by wire transfer of immediately available funds. The Purchase Price shall be allocated among Sellers as set forth on Exhibit A. In addition, Buyer will assume up to Thirty Million Dollars ($30,000,000) in interest-bearing indebtedness, plus any additional funded indebtedness incurred by the Company to enable it to discharge its obligations set forth in Sections 5.5 and 5.6 below, and Buyer shall contribute to the Company at the Closing additional paid-in capital or otherwise make resources available to the Company sufficient to enable the Company to discharge on the Closing Date such additional indebtedness and to enable the Company to discharge its obligations under Sections 5.5 and 5.6 below to the extent not discharged prior to the Closing Date.

     Section 1.3. Bank Deposit. Upon the execution of this Agreement by Buyer, Buyer shall deposit into escrow with a bank selected by it the sum of Forty Million Dollars ($40,000,000), which amount shall be invested in bank certificates of deposit, short-term obligations of the United

States Government or any other similar legal investment provided that it is promptly convertible into cash. All interest or income earned thereon ("Income") shall be paid to Sellers by Buyer on the Closing Date as part of the Purchase Price. Sellers shall only receive the Income upon the Closing of the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer shall be entitled to terminate the referenced escrow account and receive the Income (without limiting any other rights which Sellers may have under this Agreement).


                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers, jointly and severally, represent and warrant to Buyer as follows:

     Section 2.1. Disclosure Schedule. Sellers have delivered or caused to be delivered to Buyer, prior to the execution of this Agreement, disclosure schedules and documents relating thereto, which include the numbered schedules specifically referred to in this Agreement and which are attached hereto (collectively, the "Disclosure Schedule"). The information contained in the Disclosure Schedule is complete and accurate in all material respects and all documents that are attached to the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent as in effect on the date hereof. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings ascribed such terms in this Agreement.

     Section 2.2. Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has all requisite corporate power and authority to own, lease and operate the properties now owned or leased by it and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation in each of the jurisdictions identified on Schedule 1 of the Disclosure Schedule, and to the best of Sellers' knowledge the Company is not required to qualify to do business in any other jurisdiction, except where the failure to so qualify has not had and would not reasonably be expected to have an effect on the business of the Company or any of its Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), prospects, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). A certified copy of the Company's Articles of Incorporation and Bylaws are attached to Schedule 1 of the Disclosure Schedule.

     Section 2.3. Capitalization of the Company. The duly authorized capital stock of the Company consists of two hundred thousand (200,000) shares of common stock, One Dollar ($1) par value per share, one hundred thousand (100,000) shares of voting preferred stock, Ten Dollars ($10) par value per share, and five hundred thousand (500,000) shares of non-voting preferred stock, Ten Dollars ($10) par value per share, of which only the Stock is issued and outstanding.

There are no other classes or series of capital stock of the Company. The Stock is duly and validly authorized and issued, fully paid and nonassessable and has not been issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of shareholders. There are no outstanding subscriptions, options, rights, warrants, puts, calls or other agreements or commitments of any type (a) obligating any Seller or the Company to issue, sell or transfer any shares of capital stock of the Company, any securities convertible into shares of capital stock of the Company, or any other rights to acquire capital stock of the Company; (b) obligating any Seller or the Company to grant, offer or enter into any of the foregoing; or (c) except as disclosed on Schedule 1 of the Disclosure Schedule, relating to the voting or control of any shares of capital stock of the Company.

     Section 2.4. Subsidiaries of the Company; Other Ventures. Each business entity in which the Company owns a fifty percent (50%) or greater equity interest (a "Subsidiary") is identified on Schedule 2 of the Disclosure Schedule. Except as disclosed on Schedule 2 of the Disclosure Schedule, the Company does not currently have any ownership interest in any other business entity and is not a member of any partnership or joint venture. Neither the Company, any Subsidiary nor any Seller has the ability, individually or collectively, to either (a) elect a majority of the Board of Directors of any entity in which the Company owns less than fifty percent (50%) equity interest (a "Non-Subsidiary") or (b) control, through ownership, contract or otherwise, the management of the business or operations of any Non-Subsidiary other than as disclosed on Schedule 2.

     Section 2.5. Organization and Standing of the Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as identified on Schedule 2 of the Disclosure Schedule. Each Subsidiary has all requisite corporate power and authority to own, lease and operate the properties now owned or leased by it and to carry on its business as presently conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in each of the jurisdictions identified on Schedule 2 of the Disclosure Schedule, and except as disclosed on Schedule 2 of the Disclosure Schedule, the Subsidiaries are not required to qualify to do business in any other jurisdiction, except where the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. A certified copy of each Subsidiaries' document of incorporation and Bylaws are attached to Schedule 2 of the Disclosure Schedule.

     Section 2.6. Capitalization of the Subsidiaries. The duly authorized capital stock of each Subsidiary and the number of shares of capital stock issued and outstanding for each Subsidiary is set forth on Schedule 2 of the Disclosure Schedule (the "Subsidiaries' Stock"). There are no other classes or series of shares of capital stock of the Subsidiaries. The Subsidiaries' Stock is duly and validly authorized and issued, fully paid and nonassessable and has not been issued in violation of any Law or any charter or other provision regarding preemptive, anti-dilution or similar rights of shareholders. There are no outstanding subscriptions, options, rights, warrants, puts, calls, registration or other agreements or commitments of any type (a) obligating the Company or any Subsidiary to issue, sell or transfer any shares of capital stock of any Subsidiary, any securities convertible into shares of capital stock of any Subsidiary, or any other rights to acquire shares of capital stock of any Subsidiary; (b) obligating the Company or any Subsidiary to grant, offer or enter into any of the foregoing; or (c) except as disclosed on
Schedule 2 of the Disclosure Schedule, relating to the voting or control of any shares of capital stock of any Subsidiary owned by the Company.

     Section 2.7.  Ownership of the Stock and the Subsidiaries' Stock.

     (a) Sellers own collectively, beneficially and of record, and have valid title to all of the Stock, free and clear of any and all transfer restrictions, Liens, rights of third parties or other adverse claims of any nature whatsoever (collectively, "Restrictions"). The number and class of shares of Stock owned by each Seller is set forth on Exhibit A to this Agreement.

     (b) The Company owns, beneficially and of record, and has valid title to all of the Subsidiaries' Stock reflected as owned by it on Schedule 2 of the Disclosure Schedule, free and clear of all Restrictions.

     Section 2.8. Authorization and Enforceability. Each Seller has the full and unrestricted legal right, power and authority to enter into this Agreement and the Related Documents to which he, she or it is a party, to carry out the transactions contemplated hereby and thereby, to perform the obligations hereunder and thereunder, and to sell, assign, transfer and deliver the Stock to Buyer free and clear of all Restrictions. All necessary and appropriate action has been taken by Sellers with respect to the execution and delivery of this Agreement and each of the Related Documents and the performance of their respective obligations hereunder and thereunder. Except with respect to expiration of the Hart-Scott-Rodino waiting period, no authorization, consent or approval of, or filing with, any third party or Governmental Authority is necessary for the consummation by Sellers of the transactions contemplated by this Agreement or any Related Document. The execution and delivery of this Agreement and the Related Documents and the consummation of the contemplated transactions by Sellers will not (a) result in the breach of any of the terms or conditions of or constitute a default under the Articles of Incorporation or the By-Laws of the Company, (b) violate any Law or any order, writ, injunction or decree of any Governmental Authority, (c) except as disclosed on Schedule 3 of the Disclosure Schedule, conflict with or constitute a default under any agreement or commitment that is binding upon any Seller or the Company, which conflict or default would have a Material Adverse Effect, or (d) except as disclosed on Schedule 3 of the Disclosure Schedule, result in the acceleration of any indebtedness of the Company. This Agreement constitutes a valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms.

     Section 2.9. Financial Statements. Copies of the audited consolidated financial statements for the Company and its Subsidiaries as of and for the fiscal years ended December 31, 1992, 1991 and 1990 are attached to Schedule 4 of the Disclosure Schedule (collectively, the "Audited Financial Statements"). The Audited Financial Statements are accompanied by the opinion of Deloitte & Touche to the effect that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as otherwise stated in the Audited Financial Statements, including the related notes). Also attached to Schedule 4 of the Disclosure Schedule are copies of the consolidated balance sheet and income statement of the Company and its Subsidiaries as of and for the 8-month period ended August 31, 1993, prepared internally by the Company (the "Interim Financial Statements"). The Interim Financial Statements have been prepared in accordance with the Company's standard accounting practices with respect to interim financial statements which conform to the practices employed in preparing the Audited Financial Statements except as described on Schedule 4 of the Disclosure Schedule. For purposes of this Agreement, the Audited Financial Statements and the Interim Financial Statements shall be deemed to include any notes and schedules thereto.

     Section 2.10. Taxes. Except as disclosed on Schedule 5 of the Disclosure Schedule, all (a) federal, state, local or foreign tax returns (collectively, the "Returns") required to be filed with respect to the properties, assets, operations, income, net worth and franchises of the Company or any Subsidiary have been timely filed or appropriate extensions have been obtained and such Returns are true, correct and complete; (b) taxes and governmental charges, including, without limitation, any interest and penalties (collectively, "Taxes") due pursuant to such Returns have been paid or adequate provision therefor has been made on the Audited Financial Statements or Interim Financial Statements; and (c) federal, state, local and foreign withholdings required with respect to the business of the Company or any Subsidiary have been withheld and timely paid over to the appropriate Governmental Authority. The federal income tax returns of the Company and each Subsidiary of the Company (including any consolidated income tax returns of any affiliated group of which the Company or any such Subsidiary may have been a member) have been audited by the Internal Revenue Service (or closed by applicable statutes of limitation) and all liabilities in respect thereof have been finally determined for all taxable years prior to and including the taxable year ended December 31, 1990. Schedule 5 of the Disclosure Schedule sets forth for each subsequent taxable year the current status of any examination being conducted by the Internal Revenue Service or any other taxing authority relating to the Company or any such Subsidiary. Notwithstanding the foregoing, no representation or warranty is made with respect to the Company's entitlement to any claimed tax refund or the amount of any claimed tax refund which the Company may ultimately receive. Except as disclosed on Schedule 5 of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation concerning any tax liability of the Company or any Subsidiary, no examination of any Return of the Company or any Subsidiary is currently in progress and no Governmental Authority has, within the last three (3) years, notified the Company, any Subsidiary or Sellers of any tax claim, investigation or proceeding.

     Section 2.11. Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities, whether currently due, accrued, contingent or otherwise (collectively, "Liabilities") of a nature required under GAAP to be booked on financial statements (other than as disclosed on Schedule 4 of the Disclosure Schedule with respect to the differences between the Interim Financial Statements and the Audited Financial Statements with regard to the recording of liabilities or in Schedule 6 of the Disclosure Schedule with respect to Heavy Hitters, Inc.) and except for the following:

     (a) Liabilities fully and adequately reflected or reserved against in the Audited Financial Statements or Interim Financial Statements or relating to the transactions contemplated by this Agreement; or

     (b) Liabilities incurred in the ordinary course of business since December 31, 1992 which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

     Section 2.12. Absence of Certain Changes or Events. Except as disclosed on Schedule 6 of the Disclosure Schedule, since August 31, 1993:

     (a) other than economic conditions affecting the Company, its Subsidiaries and their competitors generally, there has been no material adverse change or development in the business of the Company and its Subsidiaries taken as a whole;

     (b) the Company and its Subsidiaries have each been operating in the ordinary course and there has been no material change in accounting methods, principles or practices used by the Company or any Subsidiary;

     (c) neither the Company nor any Subsidiary has incurred any material indebtedness for borrowed money or been delinquent in the payment of any material indebtedness (excluding intercompany indebtedness), except to the extent the same was being contested in good faith;

     (d) neither the Company nor any Subsidiary has sold, transferred or subjected to any Lien, any tangible or intangible asset material to the operation of its business, other than inventory in the ordinary and normal course and miscellaneous items of machinery, equipment and other assets no longer necessary to the operation of its business;

     (e) there has been no substantial damage, destruction or loss to any material asset of the Company or any Subsidiary necessary to the operation of its business (whether or not covered by insurance);

     (f) the Company has not (i) declared or made any payment or distribution of property or cash on or with respect to the Stock, or purchased or redeemed any shares of its capital stock, or (ii) made any loans to any of its officers, directors or shareholders, or any Affiliate thereof (excluding intercompany loans);

     (g) the Company and its Subsidiaries have not increased the rate or terms of compensation payable or to become payable by the Company or its Subsidiaries to its directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with their customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

     (h) there has been no revaluation by the Company or any of its Subsidiaries of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables other than in the ordinary course of business; and

     (i) there has been no authorization, approval, agreement or commitment to do any of the foregoing.

  Section 2.13.  Employees; Benefit Plans.

     (a) The Company and its Subsidiaries (collectively) currently employ a total of approximately 3,400 full-time employees and 150 part-time employees.
  Schedule 7 of the Disclosure Schedule sets forth a list of the names, addresses and total compensation of all directors and officers of the Company and each Subsidiary, and each other employee of the Company or any Subsidiary who, as of December 31, 1992, received or accrued (or on an annualized basis would receive or accrue) total compensation of One Hundred Thousand Dollars ($100,000) or more in respect of the current fiscal year.

     (b) Schedule 7 of the Disclosure Schedule identifies all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and programs, including, without limitation, any pension plans, health and welfare plans, life, disability, medical, dental or hospitalization insurance plans, sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, stock option, stock ownership and stock purchase plans covering employees or former employees of the Company or the Subsidiaries. Except as disclosed on Schedule 7 of the Disclosure Schedule, to the best of Sellers' knowledge each such plan or program has been operated substantially in accordance with its terms and, to the extent applicable, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor any Subsidiary sponsors or contributes to, nor have they ever sponsored or been required to contribute to, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

     (c) Except as disclosed on Schedule 7 of the Disclosure Schedule, neither the Company nor any Subsidiary has any written Contracts or, to the best of Sellers' knowledge, oral Contracts, including any employment, management, agency or consulting Contracts, with respect to any of its current or retired employees.

     (d) Neither the Company nor, except as disclosed on Schedule 7 of the Disclosure Schedule, any Subsidiary is a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or, to the best of Sellers' knowledge, threatened.

     (e) To the best of Sellers' knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including the provisions thereof relating to benefits required to be provided under

  Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (collectively, "COBRA"), wages, hours, working conditions, employee benefit plans and the payment of withholding and social security taxes.

     Section 2.14. Owned and Leased Real Property. Descriptions of all real property in which the Company or any Subsidiary holds any interest (including a leasehold interest) (the "Real Property") are included in Schedule 8 of the Disclosure Schedule. The Company or the applicable Subsidiary has good and marketable title to all Real Property reflected on Schedule 8 of the Disclosure Schedule as owned by it, owned free and clear of all Liens except for Liens of record. All leases, subleases and other agreements under which the Company or any Subsidiary is the lessee of any Real Property material to the operation of its business (a) are in full force and effect and (b) grant the leasehold estates they purport to grant, free and clear of all Liens except for Liens of record. Neither the Company nor any Subsidiary is in default under any of the foregoing leases and, to the best of Sellers' knowledge, no other party thereto is in default under any such lease, except in either instance for defaults which have not had and would not reasonably be expected to have a Material Adverse Effect.

     Section 2.15. Owned and Leased Personal Property. Schedule 9 of the Disclosure Schedule identifies all material personal property (the "Personal Property") owned by the Company or its Subsidiaries having a current book value in excess of Two Hundred Fifty Thousand Dollars ($250,000), all of which is owned free and clear of all Liens except for Liens of record. Except as identified on Schedule 9 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any personal property lease with lease payments during the remaining term of the lease in excess of One Hundred Thousand Dollars ($100,000). All leases, subleases and other agreements under which the Company or any Subsidiary is the lessee of any Personal Property material to the operation of its business are in full force and effect. Neither the Company nor any Subsidiary is in default under any of the foregoing leases and, to the best of Sellers' knowledge, no other party thereto is in default under any such lease, except in either instance for defaults which have not had and would not reasonably be expected to have a Material Adverse Effect. To the best of Sellers' knowledge, the Personal Property material to the operation of the business of the Company and its Subsidiaries is in reasonably good operating condition, reasonable wear and tear excepted.

     Section 2.16.  Intangible Property.  Schedule 10 of the Disclosure
Schedule sets forth a complete list or description of all patents, trademarks, trade names, service marks, service names, copyrights and applications therefor (collectively "Intangible Property") owned by or licensed to the Company or its Subsidiaries. Except as disclosed on Schedule 10 of the Disclosure Schedule, to the best of Sellers' knowledge neither the Company nor its Subsidiaries have infringed, misappropriated or misused any Intangible Property owned by another nor is any other person infringing, misappropriating, or misusing any Intangible Property owned by the Company or its Subsidiaries. Except as disclosed on
Schedule 10 of the Disclosure Schedule, the Company has not granted, or obligated itself to grant, any outstanding licenses or other rights in or to any of the Intangible Property owned by or licensed to the Company or its Subsidiaries.

     Section 2.17. Litigation. Except as disclosed on Schedule 11 of the Disclosure Schedule, there is no claim, suit, investigation, action, inquiry, review or proceeding pending or, to the best of Sellers' knowledge, threatened against the Company or any Subsidiary which (a) affects the validity of this Agreement or any of the Related Documents or which could prevent or delay the transactions contemplated hereunder or (b) could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 11 of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any judicial injunction or mandate or any administrative order.

     Section 2.18. Contracts. Schedule 12 of the Disclosure Schedule sets forth all existing contracts, agreements, understandings, franchises, commitments, production or distribution agreements, agency or sales agreements, purchase or sales orders, leases, licenses, mortgages, notes, bonds, indentures, loans or other instruments which are material to the business with the Company and its Subsidiaries taken as a whole and which are not terminable by the Company or a Subsidiary (as applicable) without liability, premium or penalty on one hundred eighty (180) days' notice or less (collectively, the "Contracts"):

     (a) calling for aggregate payments by the Company or its Subsidiaries of more than One Hundred Thousand Dollars ($100,000);

     (b) providing for the future purchase by the Company or a Subsidiary of any materials, equipment, services or supplies continuing for a period of more than twelve (12) months from the date of such Contract (including any renewal period) at a price materially in excess of current market prices or normal operating requirements of the Company or its Subsidiaries;

     (c) involving any of the following: (i) any borrowings of money or guarantees, (ii) Contracts entered into other than in the ordinary course of business and providing for indemnification or responsibility for the obligations or losses of any Person; or (iii) Contracts with any shareholder, director or other Affiliate of the Company or any Subsidiary (other than Contracts between the Company and a Subsidiary);

     (d) containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any person or in any geographical area; or

     (e) relating to the acquisition by the Company or any Subsidiary of the capital stock of any other person, firm or corporation or granting the Company or any Subsidiary an option to purchase of any asset, tangible or intangible, of any other person, firm or corporation.

To the best of Sellers' knowledge, all Contracts set forth on Schedule 12 of the Disclosure Schedule are in full force and effect and constitute legal, valid and binding obligations of the Company or a Subsidiary (as applicable). Except as specifically disclosed on Schedule 12 of the Disclosure Schedule, neither the Company, its Subsidiaries nor, to the best of Sellers' knowledge, any other party is in default under any Contract listed on Schedule 12 of the Disclosure Schedule, except for technical or immaterial defaults which have not had and would not reasonably be expected to have a Material Adverse Effect.

     Section 2.19. Insurance. Schedule 13 of the Disclosure Schedule contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and all other forms of insurance currently owned or held by the Company or a Subsidiary, and identifies for each such policy, to the extent such information is reasonably available to the Company, the underwriter, policy number, coverage type, premium, expiration date and deductible. All of the insurance policies listed on Schedule 13 of the Disclosure Schedule are outstanding and in full force and effect and all premiums with respect to such policies are currently paid.

     Section 2.20. Bank Accounts. Schedule 14 of the Disclosure Schedule contains a list of all bank accounts maintained by, or for the benefit of, the Company or its Subsidiaries.

     Section 2.21. Permits and Licenses: Compliance with Law and Other Regulations. All permits, licenses, operating certificates, orders and approvals of any Governmental Authority necessary for the operation of the business of the Company or its Subsidiaries as presently conducted are in full force and effect, except where the failure to obtain such permits, licenses or approvals has not and would not reasonably be expected to have a Material Adverse Effect. Sellers make no representation with respect to, and shall not be responsible for, any failure of the Company or its Subsidiaries to have any required permits, licenses, operating certificates, orders or approvals for any period following the Closing Date, and Buyer shall be solely responsible therefor. Except as disclosed on Schedule 15 of the Disclosure Schedule, the Company and each of its Subsidiaries is (a) in compliance with all applicable Laws relating to its properties, assets and business, except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect and (b) not presently subject to, nor, to the best of Sellers' knowledge has it been threatened with, any material fine, penalty, liability or disability as the result of a failure to comply with any such Law.

     Section 2.22. Customers and Suppliers. Set forth on Schedule 16 of the Disclosure Schedule is a list of the ten (10) largest customers and suppliers of the Company and its Subsidiaries (collectively) based on the dollar volume of sales or purchases for fiscal year 1992. No such customer or supplier has terminated or, to the best of Sellers' knowledge, is presently threatening to terminate its relationship with the Company or its Subsidiaries.

     Section 2.23. Brokers' Fees. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Sellers or the Company in connection with the transactions contemplated by this Agreement, except for Kurt Salmon Associates, Inc. ("KSA"), whose fees, together with expenses of professionals advising Sellers, shall be paid as set forth in
Section 11.9. Except for such obligations to KSA, neither Sellers, the Company nor its Subsidiaries have incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

     Section 2.24. Environmental Compliance. To the best of Sellers' knowledge, except as set forth in Schedule 17 of the Disclosure Schedule, or in the Phase I Surveys (the "Phase I Surveys") prepared by the Company's environmental consultants and included as part of Schedule 17 of the Disclosure Schedule (herein collectively called the "Environmental Disclosures"), the Company and its Subsidiaries are currently and at all times in the past have operated in material compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to environmental protection and conservation, and the Company and its Subsidiaries have not received any notification of any asserted present or past failure to so comply with such laws, rules or regulations which has not been resolved or complied with in all material respects. To the best of Sellers' knowledge, except as set forth in the Environmental Disclosures, the Company and its Subsidiaries have obtained and are in material compliance with all permits, licenses and other authorizations required under federal, state, local or foreign laws relating to pollution or protection of the environmental, including laws relating to the emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous substances, materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants or hazardous substances, materials or wastes (collectively, "Environmental Requirements"). There are no pending applications for any such permits, licenses or authorizations. No lien has attached to and, to the best of Sellers' knowledge, no basis exists for the attachment of a lien pursuant to Environmental Requirements to any revenues or any Real or Personal Property owned by the Company or its Subsidiaries. To the best of Sellers' knowledge, except as set forth in the Environmental Disclosures, the Company and its Subsidiaries have taken all actions required under applicable federal, state, local or foreign laws, rules or regulations to register, test, replace or remove any underground storage tanks. Except as set forth in the Environmental Disclosures, Sellers do not have knowledge of any circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form a basis of any claim under Environmental Requirements relating to the operation of the Company and its Subsidiaries. Except as set forth in the Environmental Disclosures, Sellers do not know of any material violations of any environmental laws in connection with the disposal of any pollutants, contaminant, or hazardous substances, material or waste. To the best of Sellers' knowledge, except as set forth in the Environmental Disclosures, the Company and its Subsidiaries currently are not producing, using, storing, handling, transporting or disposing of (nor has it done so in the past), in connection with the operation of the business of the Company or any Subsidiary at the Real Property, any hazardous substance, hazardous material or hazardous waste in violation of Environmental Requirements, nor to the best of Sellers' knowledge, have any such substances, materials or wastes been dumped, buried or otherwise disposed of or stored on the Real Property owned or leased by the Company or its Subsidiaries or on any other site owned by a third party if such substances, materials or wastes were generated by the Company or its Subsidiaries, in violation of Environmental Requirements. Neither the Company nor its Subsidiaries have been identified as a "potentially responsible party" under CERCLA (as hereinafter defined) or any similar state law. To the best of Sellers' knowledge, except as set forth in the Environmental Disclosures, there is not present any hazardous waste, hazardous substance or hazardous material in, on or under any part of the soil at any of the Real Property of the Company or its Subsidiaries or in, on or under the adjacent properties as a result, in each case, of the business or operations of the Company or its Subsidiaries, including without limitation, the soils, surface waters and groundwater in, on or under any part of such properties, which would require any response action to be taken pursuant to any federal or state law. To the best of Sellers' knowledge, except as set forth in the Environmental Disclosures, there are no underground tanks for the storage of oil, gasoline, the by-products thereof or any hazardous substance, materials or wastes on the Real Property of the Company or its Subsidiaries. For the purpose of this Section, "hazardous substances," "hazardous materials," and "hazardous wastes" refer to such terms as used in the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), and regulations thereunder; the Resource Conservation and Recovery Act; and applicable state, foreign and local laws pertaining to environmental regulations.

     Section 2.25. Financial Projections. The consolidated Operating Income of the Company and its Subsidiaries for the eleven (11) month period ending November 30, 1993 (determined on the same basis as the Interim Financial Statements) shall be no less than Seventeen Million Eight Hundred Eighty-Six Thousand Dollars ($17,886,000) (excluding any potential adjustments relating to LIFO and the Company's investment in Heavy Hitters, Inc. and excluding any expense paid or accruals made relating to payments provided for or contemplated by Sections 5.5 and 5.6 of this Agreement or incurred in connection with the transactions contemplated hereby), which represents 90% of forecasted Operating Income for such period as set forth on Schedule 18 of the Disclosure Schedule. Normal bonuses to be paid by the Company in accordance with past practice, including those payable to Hal C. Smith, Richard F. Cutler and William F. Cutler, and normal professional expenses which have been actually paid, excluding those relating to the transactions contemplated by this Agreement, shall be accrued for on the same basis as the Interim Financial Statements.

     Section 2.26. Full Disclosure. To the best of Sellers' knowledge, no representation or warranty by any Seller in this Agreement and no statement contained in any Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer represents and warrants to Sellers as follows:

     Section 3.1. Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     Section 3.2. Authorization and Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All necessary and appropriate action has been taken by Buyer with respect to the execution and delivery of this Agreement and each of the Related Documents and the performance of its obligations hereunder and thereunder. Except with respect to expiration of the Hart-Scott-Rodino waiting period, no authorization, consent or approval of, or filing with, any third party or Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement or any Related Document. The execution and delivery of this Agreement and the Related Documents and the consummation of the contemplated transactions by Buyer will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the By-Laws of Buyer or
(b) violate any Law or any order, writ, injunction or decree of any Governmental Authority. This Agreement and any Related Documents to which Buyer is a party constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

     Section 3.3. Brokers' Fees. Buyer has not incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby, except for fees payable to Goldman, Sachs & Co. which shall be paid by Buyer.

     Section 3.4. Investment Intent. Buyer is aware that the Stock is not registered under the Securities Act of 1933, as amended, or under any state securities Law. Buyer is acquiring the Stock for investment only, for its own account and not with a view to resale in connection with any distribution of such securities, except in compliance with the Securities Act of 1933, as amended, and all other applicable Laws.

     Section 3.5. Full Disclosure. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 4

                                    CLOSING

     Section 4.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place in the offices of Warner, Norcross & Judd, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan, at 10 a.m. local time on January 3, 1994 (or January 4, 1994 if January 3, 1994 is a legal bank holiday), or at such other date, place or time as the parties may agree (the "Closing Date").

     Section 4.2. Obligations of Sellers. At the Closing, Sellers shall deliver to Buyer:

     (a) certificates representing all of the Stock duly endorsed in blank or accompanied by irrevocable stock powers duly endorsed in blank, in either case with signatures guaranteed, and sufficient to transfer to Buyer good and marketable title to all of such Stock, free and clear of any Restrictions;

     (b) all books of account, corporate seals, minute books, stock records and other records pertaining to the Company and its Subsidiaries; and

     (c) such other documents as may be described in Article 6 of this Agreement.

     Section 4.3. Obligations of Buyer. At the Closing, Buyer shall deliver to Sellers:

     (a) the Purchase Price; and

     (b) such other documents as may be described in Article 7 of this Agreement.

     Section 4.4. Further Documents or Necessary Action. Buyer and Sellers each agree to take all such further actions on or after the Closing Date as may be necessary, desirable or appropriate in order to confirm or effectuate the transactions contemplated by this Agreement.


                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS


     Sellers covenant to and agree with Buyer, and Buyer covenants to and agrees with Sellers, as follows:

     Section 5.1. Conduct of Business Pending the Closing. During the period from the date of this Agreement to the Closing Date, Sellers shall use their respective best efforts to cause the Company and its Subsidiaries to conduct their respective business operations in the ordinary and usual course and to maintain their records and books of account in a manner consistent with prior periods. Sellers shall, without purporting to make any commitment on behalf of Buyer, exercise their respective reasonable efforts to preserve intact the present business organization and personnel of the Company and its Subsidiaries and the present goodwill of the Company and its Subsidiaries with persons having business dealings with them. Prior to the Closing, the Company will engage in negotiations on a new labor contract with respect to its Subsidiary, Jog Togs Limited (the existing labor contract will expire by its terms prior to the Closing Date). Sellers shall cause the Company to advise and consult with Buyer in connection with these labor contract negotiations. Sellers further covenant and agree that, from the date of this Agreement to the Closing Date, they shall not, without the written consent of Buyer:

     (a) enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of the Company or any Subsidiary or any material asset thereof (other than in the ordinary course of business), whether through a sale of

  Stock, a merger or consolidation, the sale of all or substantially all of the assets of the Company or any Subsidiary, any type of recapitalization or otherwise;

     (b) take any action which would interfere with or prevent performance of this Agreement; or

     (c) engage in any activity or enter into any transaction which would be inconsistent in any respect with any of the representations, warranties or covenants set forth in this Agreement, as if such representations, warranties and covenants were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be such later date.

     Section 5.2. Access By Buyer; Confidentiality. During the period from the date of this Agreement to the Closing Date, Sellers shall cause Buyer and its agents and representatives to be given access to the buildings, offices, records and files of the Company and its Subsidiaries; provided that such access shall not unreasonably interfere with the normal operations and employee relationships of the Company or its Subsidiaries. In particular, and without limiting the foregoing, Buyer's environmental consultants (ERM-Southeast, Inc. or others) shall be given access to the Company's premises to conduct such additional tests or surveys as Buyer may reasonably request; provided, however, that Buyer shall not perform any soil or groundwater tests without the Company's written consent, which will not be withheld without reasonable basis. All information provided to or learned by Buyer as a result of such access or otherwise in connection with the transactions contemplated by this Agreement shall be held in confidence pursuant to the terms of that certain Confidentiality Agreement dated July 2, 1993, which shall remain in full force and effect and the terms of which shall be deemed incorporated herein.

     Section 5.3. Notice of Breach or Failure of Condition. Sellers and Buyer agree to give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the timely satisfaction of any condition precedent to the obligations of Sellers or Buyer under this Agreement.

     Section 5.4. Best Efforts. Sellers and Buyer shall use their respective best efforts to obtain all consents or approvals necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by them pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. Without limiting the generality of the foregoing, Sellers and Buyer shall file the Premerger Notification and Report Form under Hart-Scott-Rodino within five (5) business days of the execution of this Agreement.

           Section 5.5.  Certain Compensation and Contract Buy-Outs.

     (a) On or before the Closing, Hal C. Smith shall terminate his Restated Employment Agreement with the Company dated as of May 12, 1992, and shall execute a release in form and substance reasonably satisfactory to Buyer releasing the Company from all further liability thereunder, except that the Company shall pay Mr. Smith the bonus to which he is entitled under such Employment Agreement with respect to the 1993 calendar year as provided in such Employment Agreement (payable in March, 1994). In consideration of
  Mr. Smith's release of future rights and benefits under such Employment Agreement, and in recognition of Mr. Smith's substantial contribution to, and extraordinary efforts on behalf of, the Company, the Company shall pay
  Mr. Smith in cash at or before the Closing the sum of Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000).

     (b) On or before the Closing, each of Richard F. Cutler and William F. Cutler shall terminate their Restated Employment Agreements with the Company, each originally dated as of October 9, 1980, and shall execute releases in form and substance reasonably satisfactory to Buyer releasing the Company from all further liability thereunder, except that the Company shall pay each of Richard F. Cutler and William F. Cutler in cash at or before the Closing Date the bonuses to which they are entitled ($300,000 each) with respect to the 1993 calendar year. In consideration of their releases of future rights and benefits under their respective Restated Employment Agreements, and in recognition of their substantial contribution to, and extraordinary efforts on behalf of, the Company, the Company shall pay each of Richard F. Cutler and William F. Cutler in cash at or before Closing the sum of One Million Four Hundred Thousand Dollars ($1,400,000).

     Section 5.6. Non-Competition Agreements. To induce Buyers to enter into this Agreement and to help protect and preserve the business and goodwill of the Company to be acquired by Buyer, on or before the Closing Date the Company shall enter into certain non-competition agreements in form and substance reasonably acceptable to Buyer, as follows:

     (a) The Company shall enter into a non-competition agreement with Hal C. Smith pursuant to which Mr. Smith agrees not to compete with the Company, directly or indirectly, while Mr. Smith remains employed by the Company and for a period of five (5) years thereafter. In consideration of Hal C. Smith's non-competition agreement, he shall receive in cash at or before the Closing the sum of Five Million Dollars ($5,000,000).

     (b) The Company shall also enter into a non-competition agreement with each of Richard F. Cutler and William F. Cutler pursuant to which each agrees not to compete with the Company, directly or indirectly, for a period of five
  (5) years following the Closing Date. In consideration of such non-competition agreements, each of Richard F. Cutler and William F. Cutler shall receive in cash at or before the Closing the sum of Two Million Dollars ($2,000,000).

     Section 5.7. Life Insurance Policies; Automobiles. The Company currently holds life insurance policies on Richard F. Cutler and William F. Cutler. Each of such individuals have the option, exercisable for a period of sixty (60) days from the Closing Date, to purchase their life insurance policies from the Company for the cash surrender value thereof (net of related policy loans, interest accrued and premiums refundable), payable in cash. In addition, each of Richard F.

Cutler and William F. Cutler shall have the option, exercisable for a period of sixty (60) days from the Closing Date, to purchase the Company automobile currently used by them at the Company's book value at the time of purchase.


                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     All obligations of Buyer under this Agreement are subject to the satisfaction by Sellers at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Buyer:

     Section 6.1. Representations and Warranties True at Closing. The representations and warranties of Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

     Section 6.2. Performance. Sellers shall have performed and complied in all material respects, and shall have caused the Company and the Subsidiaries, as the case may be, to have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by any of them prior to or at the Closing.

     Section 6.3. No Adverse Changes. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, business or operations, financial or otherwise, of the Company and its Subsidiaries taken as a whole from the date of this Agreement to the Closing Date.

     Section 6.4. Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any Governmental Authority with a view to seek, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Governmental Authority shall be pending which might result in any such litigation or other proceeding.

     Section 6.5. Necessary Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement (including, without limitation, the expiration of any Hart-Scott-Rodino waiting period or any extensions thereof) shall have been fulfilled and all required authorizations, consents or approvals by any Governmental Authority which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

     Section 6.6. Certificate. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, of the Sellers and the Company's President and Chief Executive Officer to the effect that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been satisfied.

     Section 6.7. Opinion of Counsel. Sellers shall have delivered to Buyer an opinion of Warner, Norcross & Judd, counsel for Sellers, the Company and the Subsidiaries, in form and substance reasonably acceptable to Buyer.

     Section 6.8. Removal of Title Objections. Within five (5) days after the date hereof, Buyer shall order at its expense a title binder or commitment from a title insurance company satisfactory to Buyer that regularly does business in the place where the subject property is located (the "Title Company"), and a survey from a surveyor selected by Buyer, for each parcel of the Real Property owned by the Company or its Subsidiaries. Each title binder shall consist of a current title report and a commitment (or a commitment that includes a title report) to issue an owner's title insurance policy to Buyer. In addition, Buyer shall at its expense obtain a UCC-1 search on the Personal Property owned or leased by the Company or its Subsidiaries. In the event a title report, survey or UCC-1 search shows the property covered thereby to be subject to any lien, easement, covenant, condition, restriction, encroachment, Restriction or other title objection as could, within reason, materially and adversely affecting the use and value of that property by Buyer as permitted by applicable zoning and building regulations as the case may be, Buyer shall provide Sellers with written notice specifying the unacceptable title matter(s) and enclosing a copy of the title binder, survey or search. If Buyer does not provide this notice by November 15, 1993, it will be conclusively presumed that Buyer has approved all of the matters shown on the title binder, survey or search. If by November 15, 1993, Sellers receive notice of unacceptable title objections and if by December 15, 1993 Sellers do not agree to cause such title objections to be removed or over insured by Closing at Sellers' expense, or to extend the aforesaid cut-off date to a later date, then Buyer shall have the right to terminate this Agreement.

     Section 6.9. Consents. Sellers shall have provided written consents to the acquisition of the Stock by Buyer from each Licensor or Lessor (other than Warner Bros. and Atlanta Centennial Olympic Properties) identified on Schedule 3 of the Disclosure Schedule (to the extent so requested by Buyer) in form and substance reasonably acceptable to Buyer.

     Section 6.10. Termination of Employment Contracts. Hal C. Smith, Richard F. Cutler and William F. Cutler shall have terminated their employment and/or retirement agreements with the Company (as provided in Section 5.5 above), and executed releases in form and substance reasonably satisfactory to Buyer.

     Section 6.11. Employment/Non-Competition Agreements. The Company on or before the Closing Date shall have entered into an employment agreement and non-competition agreement with Hal C. Smith, an employment agreement with Bruce Krebs, Regina (Silverman) Gore and Fred Rozell, and any other employee of the Company or its Subsidiaries reasonably designated by Buyer, and a non-competition agreement with each of Richard F. Cutler and William F. Cutler, each of which is satisfactory in form and substance to Buyer in its reasonable judgment. Sellers shall have approved all payments which would constitute "parachute payments" with respect to a "disqualified individual" as those terms are used in Section 280G of the Code, as amended, in accordance with the provisions of Section 280G(b)(5)(B) of the Code and the regulations thereunder.

     Section 6.12. Closing Date Interest-Bearing Indebtedness. The aggregate interest-bearing indebtedness of the Company and its Subsidiaries as of the Closing Date shall not exceed the sum of (a) Thirty Million Dollars ($30,000,000) plus (b) such additional indebtedness as may be incurred by the Company to enable it to discharge its obligations set forth in Sections 5.5 and
5.6 above. If for any reason this condition is not satisfied, Sellers shall have the option of paying off any interest-bearing indebtedness in excess of such permitted amount at the Closing Date to cure such failure.


                                   ARTICLE 7

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     All obligations of Sellers under this Agreement are subject to the satisfaction by Buyer at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Sellers:

     Section 7.1. Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

     Section 7.2. Performance. Buyer shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

     Section 7.3. Necessary Consents. All statutory requirements for the valid consummation by Sellers of the transactions contemplated by this Agreement (including, without limitation, the expiration of any Hart-Scott-Rodino waiting period or any extensions thereof) shall have been fulfilled and all required authorizations, consents or approvals by any Governmental Authority which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

     Section 7.4. Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

     Section 7.5. Opinion of Counsel. Buyer shall have delivered to Sellers an opinion of Clark, Ladner, Forenbaugh & Young, counsel for Buyers, in form and substance reasonably acceptable to Sellers.

     Section 7.6. Employment Agreement. The Company on or before the Closing Date shall have entered into an employment agreement with Hal C. Smith which is satisfactory to him in his reasonable judgment.

     Section 7.7.  Receipt of Payments.  Each of Hal C. Smith, Richard F.
Cutler and William F. Cutler shall have received, on or before the Closing Date, the amounts payable to them as set forth in Sections 5.5 and 5.6 above.


                                   ARTICLE 8

                      INDEMNIFICATION AND RELATED MATTERS

     Section 8.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement, the Schedules and Exhibits hereto and any agreement, document, instrument or certificate delivered hereunder shall survive the Closing and shall continue in effect for a period of one (1) year from the Closing Date, at which time they shall expire. No claim for a breach of a representation or warranty may be made after termination of such survival period. This Article 8 constitutes the sole and exclusive remedy of Buyer and Sellers with respect to any subject matters addressed herein, and Buyer and each Seller hereby waive and release the other from any and all claims and other causes of action, including without limitation claims for contribution, relating to any such subject matter. The making of a claim for indemnification under this Article 8 (a "Claim") shall toll the running of the limitation period with respect to such claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to such matter or receipt by Seller of a written notice of claim for indemnification setting forth in detail the factual and contractual bases for the claim.

     Section 8.2.  Indemnification by Sellers.

     (a) Obligation to Indemnify. Each Seller agrees to indemnify Buyer against and hold it harmless from:

         (i) all Liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by such Seller in this Agreement, in any Related Document to which such Seller was a signatory or in any other agreement or document delivered by or on behalf of such Seller in connection with the transactions contemplated by this Agreement;

         (ii) all Liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by such Seller in this Agreement, in any Related Document to which such Seller was a signatory or in any other agreement or document delivered by or on behalf of such Seller in connection with the transactions contemplated by this Agreement; and

        (iii) any and all reasonable costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing. In the event that Buyer makes a Claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyer shall bear all reasonable costs and expenses (including court costs and reasonable legal and accounting fees), incurred by Sellers in investigating and defending against such Claim.

     (b) Limitations on Indemnification. The indemnification of Buyer provided under this Section 8.2 shall be limited in certain respects as follows:

         (i) Sellers shall not be liable to Buyer for Claims until the aggregate amount of Claims exceed One Million Dollars ($1,000,000) (the "Threshold Amount"). Upon reaching such amount Sellers shall be liable to Buyer for all Claims in excess of the Threshold Amount up to an aggregate amount of Twenty Million Dollars ($20,000,000) (the "Maximum Amount"). Under no circumstances shall Sellers be liable to Buyer for any amount in excess of the Maximum Amount provided, however, that no Maximum Amount shall be applicable with respect to a breach of Section 2.7(a) above;

         (ii) Sellers shall not be required to indemnify and hold Buyer harmless with respect to any Claim for a breach of Sellers' representations and warranties contained in Article 2 above if Sellers can prove that the basic underlying facts giving rise to such Claim were known by or disclosed to Buyer's officers or employees substantively involved in the transactions contemplated by this Agreement (primarily Messrs.
     Gerard G. Johnson, Frank Pickard, David Reklau and Robert K. Shearer) or were disclosed in writing to Buyer's representatives or advisors prior to or at the Closing;

        (iii) To the extent that insurance or "pass-through" warranty coverage from a manufacturer or other recovery or reimbursement from a third party is available to Buyer or the Company or its Subsidiaries to cover any item for which indemnification may be sought hereunder, Buyer shall exhaust all available remedies or causes of action to recover the amount of its Claim as may be available from such other party and shall only seek indemnification against Sellers in the event that it fails to obtain such coverage or reimbursement or if such coverage or reimbursement is insufficient to satisfy the Claim (and in the latter instance shall only seek indemnity for the amount of such deficiency). To the extent Sellers indemnify Buyer on any Claim referred to in the previous sentence, Buyer shall assign to Sellers, to the fullest extent allowable, its claim against such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, Sellers shall be allowed to pursue such claim in the name of Buyer, the Company or its Subsidiaries at Sellers' expense. Sellers shall be entitled to retain all recoveries made as a result of any such action. Buyer shall make the Company's books and records relating to such claim available to Sellers and make the Company's employees available for interviews and similar matters to assist Sellers in prosecuting such claim; and

         (iv) In computing the amount of any indemnification to which Buyer may be entitled under this Article 8 by virtue of a breach of Section 2.9, if the amount of any liabilities has been understated or unrecorded, on the one hand, but on the other hand the amount of any other liabilities has been overstated or any assets understated, only the net effect (benefits or detriment as the same are determined in accordance with GAAP) of such errors shall be taken into account. Any amounts recoverable by Buyer from Sellers under this Article 8 shall be net of tax effects (benefits or detriments) incurred by Buyer. To the extent the benefit is incurred or detriment is suffered subsequent to any recovery pursuant to this
     Article 8, there shall be a corresponding adjustment between the parties without regard to the time limitations imposed under this Article.

     Section 8.3. Indemnification by Buyer. Buyer shall indemnify Sellers against and hold them harmless from:

     (a) all Liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer in this Agreement in any Related Document or in any other agreement or document delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement;

     (b) all Liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement, in any Related Document, or in any other agreement or document delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement;

     (c) all Liability, loss, damage or deficiency arising out of or relating to the operation of the business from and after the Closing Date; and

     (d) any and all reasonable costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing. In the event that Sellers make a Claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Sellers shall bear all reasonable costs and expenses (including court costs and reasonable legal and accounting fees), incurred by Buyer in investigating and defending against such Claim.

     Section 8.4. Third Party Claims. If any action, suit, investigation or proceeding (including without limitation negotiations with federal, state, local or foreign tax authorities) shall be threatened or commenced by a third party in respect of which a party (an "Indemnified Party") may make a Claim hereunder, the Indemnified Party shall notify the party obligated to indemnify such party hereunder (the "Indemnifying Party") to that effect with reasonable promptness (so as to not prejudice such party's rights) after the commencement or threatened commencement of such action, suit, investigation or proceeding, and the Indemnifying Party shall have the opportunity to defend against such action, suit, investigation or proceeding (or, if the action, suit, investigation or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained herein, those claims that are covered hereby) subject to the limitations set forth below. If the lndemnifying Party elects to defend against any action, suit, investigation or proceeding (or, as described in the preceding parenthetical, one or more claims relating thereto), the Indemnifying Party shall notify the Indemnified Party to that effect with reasonable promptness. In such case, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of such matter, but the fees and expenses of counsel shall be at the expense of the Indemnified Party unless the employment of such counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party. Any party granted the right to direct the defense of a threatened or actual suit, investigation or proceeding hereunder shall: (i) keep the other fully informed of material developments in the action, suit, investigation or proceeding at all stages thereof; (ii) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the action, suit, investigation or proceeding; (iii) permit the other and its counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, investigation or proceeding; and
(iv) to the extent practicable, permit the other and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other's counsel and accountants all of its or their books and records relating to the action, suit, investigation or proceeding, and each party shall render to the other such assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, investigation or proceeding. The parties shall use their respective good faith efforts to avoid the waiver of any privilege of either party. The assumption of the defense of any matter by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict such party's rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to such matter was not required. An Indemnifying Party may elect to assume the defense of a matter at any time during the pendency of such matter, even if initially such party did not elect to assume such defense, so long as such assumption at such later time would not prejudice the rights of the Indemnified Party. No settlement of a matter by the Indemnified Party shall be binding on an Indemnifying Party for purposes of such party's indemnification obligations hereunder.

                                   ARTICLE 9

                                  TERMINATION

     Section 9.1. Termination by Mutual Consent. At any time on or prior to the Closing Date, this Agreement may be terminated by the mutually written consent of Sellers and Buyer without liability on the part of Sellers or Buyer.

     Section 9.2. Termination Upon Breach or Default. If Sellers or Buyer shall materially default in the observance or in the due and timely performance of any of the covenants contained in this Agreement, or if there shall have been a material breach by either party of any of the representations or warranties set forth in this Agreement, the other party may, upon written notice and a reasonably opportunity to cure, terminate this Agreement, without prejudice to its or their rights and remedies available under law, including the right to recover expenses, costs and other damages.

     Section 9.3. Termination Based Upon Failure of Conditions. If any of the conditions of this Agreement to be complied with or performed by a party on or before the Closing Date shall not have been complied with or performed in all material respects by such date and such noncompliance or nonperformance shall not have been waived in writing by the other party, the party to whom the benefit of such condition runs may, upon written notice, terminate this Agreement, without prejudice to its or their rights and remedies available under law, including the right to recover expenses, costs and other damages.

     Section 9.4. Final Expiration. This Agreement shall automatically expire if the Closing does not occur on or before January 31, 1994, or such later date as the Parties may mutually agree (the "Final Expiration Date").


                                   ARTICLE 10

                                  DEFINITIONS

     When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

     "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

     "Agreement" is defined in the initial paragraph hereof.

     "Audited Financial Statements" is defined in Section 2.9.

     "Buyer" is defined in the initial paragraph hereof.

     "COBRA" is defined in Section 2.13(e).

     "Claim" is defined in Section 8.1.

     "Closing" and "Closing Date" are defined in Section 4.1.

     "Code" is defined in Section 2.13(b).

     "Company" is defined in the Preamble of this Agreement.

     "Contracts" is defined in Section 2.18.

     "Disclosure Schedule" is defined in Section 2.1.

     "ERISA" is defined in Section 2.13(b).

     "Environmental Disclosures" is defined in Section 2.24.

     "Environmental Requirements" is defined in Section 2.24.

     "GAAP" is defined in Section 2.9.

     "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

     "Hart-Scott-Rodino" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income" is defined in Section 1.3.

     "Intangible Property" is defined in Section 2.16.

     "Interim Financial Statements" is defined in Section 2.9.

     "Indemnified Party" is defined in Section 8.4.

     "Indemnifying Party" is defined in Section 8.4.

     "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation.

     "Liabilities" is defined in Section 2.11.

     "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, security interest, option, pledge, or any other title defect, easement or restriction of any kind.

     "Material Adverse Effect" is defined in Section 2.2.

     "Maximum Amount" is defined in Section 8.2(b)(i).

     "Non-Subsidiary" is defined in Section 2.4.

     "Person" means any individual, corporation, partnership, association or any other entity or organization.

     "Personal Property" is defined in Section 2.15.

     "Phase I Surveys" is defined in Section 2.24.

     "Purchase Price" is defined in Section 1.2.

     "Real Property" is defined in Section 2.14.

     "Related Documents" means this Agreement, the Employment and Non-Competition Agreement, and each document or instrument executed in connection with the consummation of the transactions contemplated herein.

     "Restrictions" is defined in Section 2.7.

     "Returns" is defined in Section 2.10.

     "Sellers" is defined in the initial paragraph of this Agreement.

     "Stock" is defined in Section 1.1.

     "Subsidiary" is defined in Section 2.4.

     "Subsidiaries' Stock" is defined in Section 2.6.

     "Taxes" is defined in Section 2.10.

     "Threshold Amount" is defined in Section 8.2(b)(i).

     "Title Company" is defined in Section 6.8.

     "To the best of Sellers' knowledge" or other references to the knowledge of Sellers means the actual knowledge of any Seller.


                                   ARTICLE 11

                                    GENERAL

     Section 11.1. Entire Agreement. This Agreement, and the exhibits and schedules hereto (including the Disclosure Schedule), and the agreements specifically referred to herein set forth the entire agreement and understanding of Sellers and Buyer in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Sellers or Buyer that is not embodied in this Agreement or in the documents specifically referred to herein and neither Sellers nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     Section 11.2. Binding Effect; Benefits; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against Sellers and their respective heirs and personal representatives, and Buyer and its successors and authorized assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. Neither Sellers nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party, except that Buyer may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Buyer, although Buyer shall remain fully responsible for all of its obligations under this Agreement.

     Section 11.3. Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

     Section 11.4. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by Sellers and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance.

     Section 11.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania as applicable to contracts made and to be performed in Pennsylvania, without regard to conflict of laws principles.

     Section 11.6.  Public Disclosure.  Except as required by Law, neither
Buyer nor Sellers shall make any public disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event that Sellers or Buyer determines that the disclosure of the existence or terms of this Agreement is required by Law, such party shall so notify the other party and shall provide to the other party a copy of any such public disclosure prior to releasing the same.

     Section 11.7. Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid:

     (a) If to Sellers:

         To the addresses set forth in Exhibit A to this Agreement. with a copy to:

         Warner, Norcross & Judd
         900 Old Kent Building
         III Lyon Street, N.W.
         Grand Rapids, Michigan 49503-2489
         Telephone: (616) 459-6121
         Fax: (616) 459-2611

         Attention: Tracy T. Larsen, Esq.

     (b) If to Buyer:

         V.F. Corporation
         1047 North Park Road
         Wyomissing, Pennsylvania 19610
         Telephone: (215) 208-5242
         Fax: (215) 275-9371

         Attention: Mr. Frank C. Pickard
         with a copy to:

         Clark Ladner Fortenbaugh & Young
         One Commerce Square, 22nd Floor
         2005 Market Street
         Philadelphia, Pennsylvania 19103
         Telephone: (215) 241-1825
         Fax: (215) 241-1857

         Attention: Aloysius T. Lawn, IV, Esq.

Either party may change its address by prior written notice to the other party.

     Section 11.8. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     Section 11.9. Expenses. Each party shall pay their own respective expenses, costs and fees incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby; provided, however, since the transaction will result in benefits and improvements to the Company's business from associating with Buyer, the Company shall pay the fees of the Company's legal, accounting and other professional advisors, including without limitation the fees of Kurt Salmon Associates, Inc., up to an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000). The Sellers shall pay any amounts in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                           V.F. CORPORATION



                           By   /S/ LAWRENCE R. PUGH
                              ----------------------------------
                              Its    Chairman
                                  ------------------------------
                                                        "Buyer"

                           WILLIAM F. CUTLER REVOCABLE TRUST



                           By /s/ WILLIAM F. CUTLER
                              ----------------------------------
                              William F. Cutler
                              Its Trustee

                           RICHARD F. CUTLER REVOCABLE TRUST



                           By /s/ RICHARD F. CUTLER
                              --------------------------------
                              Richard F. Cutler
                              Its Trustee

                           HAL C. SMITH TRUST



                           By /s/ HAL C. SMITH
                              --------------------------------
                               Hal C. Smith
                               Its Trustee

                           BEVERLY J. CUTLER REVOCABLE TRUST


                           By /s/ WILLIAM F. CUTLER
                              --------------------------------
                               William F. Cutler
                               Its Co-Trustee


                       And By /s/ WILLIAM F. CUTLER, JR.
                              --------------------------------
                               William F. Cutler, Jr.
                               Its Co-Trustee

                           MARIAN V. CUTLER REVOCABLE TRUST


                           By /s/ MARIAN V. CUTLER
                              --------------------------------
                               Marian V. Cutler
                               Its Trustee

                           /s/ RICHARD C. CUTLER
                           -----------------------------------
                           Richard C. Cutler

                           /s/ CURTIS A. CUTLER
                           -----------------------------------
                           Curtis A. Cutler

                           /s/ CAROL A. WINDEMULLER
                           -----------------------------------
                           Carol A. Windemuller

                           /s/ BRIAN S. CUTLER
                           -----------------------------------
                                Brian S. Cutler

                           /s/ WILLIAM F. CUTLER, JR.
                           -----------------------------------
                             William F. Cutler, Jr.

                           /s/ BARRY F. CUTLER
                           -----------------------------------
                                Barry F. Cutler

                           /s/ BARBARA M. CUTLER LARSON
                           -----------------------------------
                           Barbara M. Cutler (Larson)
                                                      "Sellers"

                                   EXHIBIT A

                          ALLOCATION OF PURCHASE PRICE


                                                                   Non-Voting
 Shareholders                       Voting Preferred               Preferred                         Common
 ------------                       ----------------               ---------                         ------

 William F. Cutler                      $491,000                   $167,500                           None
 Revocable Trust
 2735 Boston, S.E.
 Grand Rapids, MI
 49506

 Richard F. Cutler                      $491,000                   $542,500                           None
 Revocable Trust
 8340 Wallinwood
 Springs, Jenison,
 MI  49428

 Hal C. Smith Trust                      $2,000                    $385,000                         12.678%
 2793 Hickorywood
 Lane, S.E.
 Grand Rapids, MI
 49546

 Beverly J. Cutler                        None                     $600,000                           None
 Revocable Trust
 2735 Boston, S.E.
 Grand Rapids, MI
 49506

 Marian V. Cutler                         None                     $600,000                           None
 Revocable Trust
 8340 Wallinwood
 Springs, Jenison,
 MI 49428

 Richard C. Cutler                        None                     $375,000                         14.554%
 2324 Riverside Dr.,
 N.E.
 Grand Rapids, MI
 49505


 Curtis A. Cutler                         None                     $375,000                         14.554%
 2315 Oakwood, N.E.
 Grand Rapids, MI
 49505

 Carol A. Windermuller                    None                     $375,000                         14.554%
 2900 Rush Creek, S.W.
 Byron Center, MI
 49315

 Brian S. Cutler                          None                     $375,000                         10.915%
 2661 Elmwood, N.E.
 Grand Rapids, MI
 49505

 William F. Cutler, Jr.                   None                     $375,000                         10.915%
 9219 10 Mile Rd., N.E.
 Rockford, MI 49341

 Barry F. Cutler                          None                     $375,000                         10.915%
 11737 Garnsey
 Grand Haven, MI
 49417

 Barbara M. Cutler                        None                     $375,000                         10.915%
 Larson
 0-12635 14th Avenue
 Grand Rapids, MI
 49504
